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                                                                     EXHIBIT 8.2
                                [Letterhead of]
                            Cravath, Swaine & Moore

                                                               November 13, 1995


                            Capital Cities/ABC, Inc.
                            ------------------------


Dear Sirs:

     We have acted as your counsel in connection with the proposed acquisition (the "Acquisition") by The Walt Disney Company, a Delaware corporation ("Disney"), of Capital Cities/ABC, Inc., a New York corporation ("Capital Cities"), pursuant to an Amended and Restated Agreement and Plan of Reorganization dated as of July 31, 1995 (the "Reorganization Agreement"). In that connection we have participated in the preparation of a registration statement under the Securities Act of 1933 on Form S-4 (the "Registration Statement"), including a Joint Proxy Statement/Prospectus (the "Proxy Statement").

     We have examined the Reorganization Agreement, the Proxy Statement, the representation letters of Disney and Capital Cities delivered to us for purposes of this opinion, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) the Acquisition will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Reorganization Agreement, (ii) the statements concerning the Acquisition set forth in the Proxy Statement are accurate and complete and (iii) the representations made to us by Disney and Capital Cities in their respective representation letters to us are accurate and complete.

     Based upon the foregoing, it is our opinion that the description of the Federal income tax consequences to certain holders of outstanding shares of Capital Cities
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Common Stock, par value $0.10 per share, contained in the Proxy Statement under the heading "THE ACQUISITION--Certain Federal Income Tax Consequences--Treatment of Holders of Capital Cities Common Stock" (and the subheadings thereof) and under the heading "THE ACQUISITION--Certain Federal Income Tax Consequences-- Reporting Requirements" correctly sets forth the material Federal income tax consequences for such holders.

     In addition, based upon the foregoing, we confirm our opinion set forth in the third paragraph under the heading "THE ACQUISITION--Certain Federal Income Tax Consequences" in the Proxy Statement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the sections captioned "THE ACQUISITION--Certain Federal Income Tax Consequences" and "LEGAL MATTERS" in the Proxy Statement constituting a part of the Registration Statement. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,



                                        /S/ CRAVATH, SWAINE & MOORE

Capital Cities/ABC, Inc.
   77 West 66th Street
      New York, NY 10023